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                                                                     Exhibit (i)


                                  Ropes & Gray
                             One International Place
                        Boston, Massachusetts 02110-2624
                                 (617) 951-7000
                            Telecopier (617) 951-7050


                                                              June 28, 1999



The Empire Builder Tax Free Bond Fund
3435 Stelzer Road
Columbus, Ohio 43219

Ladies and Gentlemen:

         We are furnishing this opinion in connection with Registration Statement No. 2-86931 on Form N-1A filed under the Securities Act of 1933, as amended, by The Empire Builder Tax Free Bond Fund (the "Trust") for the registration of an indefinite number of shares of beneficial interest of the Trust (the "Shares"). The Shares are proposed to be sold pursuant to a Distributor's Contract between the Trust and Glickenhaus & Co. in the form filed as an exhibit to the Registration Statement (the "Distributor's Contract").

         We have acted as counsel for the Trust since its organization. We are familiar with the action taken by its Trustees to authorize the issuance of the Shares. We have examined its records of trustee and shareholder action, its Bylaws, and its Amended and Restated Agreement and Declaration of Trust on file at the Office of the Secretary of State of The Commonwealth of Massachusetts. We have examined copies of such Registration Statement, and amendments thereto, in the form filed or to be filed with the Securities and Exchange Commission, and such other documents as we deem necessary for the purposes of this opinion.

         We assume that upon sale of the Shares the Trust will receive the net asset value thereof.

         Based upon the foregoing, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares, and that when the Shares are issued and sold pursuant to the Distributor's Contract, they will be validly issued, fully paid, and nonassessable by the Trust.

         The Trust is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held liable for the




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The Empire Builder Tax Free Bond Fund
June 28, 1999
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obligations of the Trust. However, the Amended and Restated Agreement and
Declaration of Trust disclaims shareholder liability for acts or obligations of the Trust and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking entered into or executed by the Trust or the Trustees. The Agreement and Declaration of Trust provides for indemnification, out of the property of the Trust, of any shareholder held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of a shareholder's incurring financial loss on account of shareholder liability is limited to circumstances in which the Trust would be unable to meet its obligations.

         We consent to the filing of this opinion as an exhibit to such Registration Statement.

                                             Very truly yours,



                                             /s/ Ropes & Gray
                                             --------------------------------
                                             Ropes & Gray



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